Exhibit 99.B(j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the M Fund, Inc. and to the use of our report dated March 1, 2019 on the financial statements and financial highlights of M Capital Appreciation Fund, M International Equity Fund, M Large Cap Growth Fund, and M Large Cap Value Fund, each a series of shares of beneficial interest in M Fund, Inc.. Such financial statements and financial highlights appear in the December 31, 2018 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

April 23, 2019